Exhibit 10.32

March 12, 2010

Chrysler Group LLC Restricted Stock Unit Plan

Award Notice

[Name]

Dear                             :

Chrysler Group LLC (the “Company”) is pleased to evidence and confirm its grant to you of              Restricted Stock Units (“RSUs”) on March 12, 2010, pursuant to the Chrysler Group LLC Restricted Stock Unit Plan (the “RSU Plan”). The terms defined in the RSU Plan have the same meanings in this Award Notice. This Award Notice and the RSUs evidenced by this Award Notice are subject to and subordinate to the terms and conditions set forth in the RSU Plan which is enclosed.

This Award Notice is intended to comply and will be administered in a manner that complies with the limitations and restrictions imposed by Section 111 of TARP. The Special Master has approved the grant of the RSUs to you. However, compensation that is not permitted to be paid or accrued under TARP shall not be paid or accrued under this Award Notice, and you shall have no right or claim against the Company for any benefits or compensation that the Company, in its discretion, determines is not payable or cannot be accrued under this Award Notice as a result of compliance with TARP.

             of the RSUs evidenced by this Award Notice are Service RSUs and will vest if you are continuously employed through March 12, 2013, and the EBITDA target threshold for 2010 of $2.5 billion is achieved.              of the RSUs evidenced by this Award Notice are IPO RSUs and will vest if you are continuously employed through the later of (x) March 12, 2013 and (y) the date on which a Chrysler IPO occurs. Except as provided in Section 5(b) (death or Disability) or Section 5(c) (Retirement) of the RSU Plan, if your employment terminates prior to the Vesting Date set forth above, the Unvested RSUs then held by you shall be forfeited without payment as of the date your employment terminates.

Except as provided in Section 6(b) (overriding TARP rule) of the RSU Plan, an amount equal to the Fair Market Value of the Chrysler Units underlying the Vested RSUs credited to your RSU Account will be paid on or as soon as practicable after the applicable Vesting Date, but in no event later than March 15 of the calendar year next following the calendar year in which the Vesting Date occurs.

CHRYSLER GROUP LLC

By:

Nancy A. Rae	Date
Senior Vice President
Human Resources

PARTICIPANT

[Name]	Date

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